                                                                   EXHIBIT 10.13



                               DEPOSIT AGREEMENT



                                    BETWEEN


                           SEVEN PEAKS MINING, INC.


                                      AND


                               ATLAS CORPORATION




                                October 2, 1998

                               DEPOSIT AGREEMENT

     THIS AGREEMENT is entered into on the 2nd day of October, 1998, by and between Seven Peaks Mining, Inc., a Kentucky corporation ("Seven Peaks"), and Atlas Corporation, a Delaware corporation ("Atlas").

     This agreement (the "Agreement") sets out the terms and conditions upon which Seven Peaks will make or will cause a direct or indirect wholly-owned subsidiary to make an offer (the "Offer") on substantially the terms summarized in Schedule "A" forming part of this Agreement, for all of the issued and outstanding common shares (the "Cornerstone Shares") of Cornerstone Industrial Minerals Corporation, an Ontario corporation ("Cornerstone") (Atlas is the majority shareholder and Manager of Cornerstone).

     This Agreement also sets out the terms and conditions of the agreement by Atlas not to solicit expressions of interest for or encourage competing offers for the Cornerstone Shares presently owned beneficially and of record by Atlas (the "Atlas Securities") and to deposit irrevocably and unconditionally under the Offer all of the Atlas Securities, and sets out the obligations and commitments of Atlas in connection therewith.

     This Agreement also sets out the understanding and acknowledgment of Seven Peaks that Atlas filed on September 22, 1998, a petition seeking protection under Chapter 11 of the United States Bankruptcy Code, and that all agreements, promises and provisions contained in this Agreement are subject to the requirements of the Bankruptcy Code and Orders of the Bankruptcy Court having jurisdiction over Atlas' petition in bankruptcy.

     NOW THEREFORE, in consideration of the foregoing premises and the promises and covenants herein made, together with other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.   Definitions.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the U.S. Securities Exchange Act of 1934, as amended.

     "Cornerstone Financial Statements" means the audited financial statements of Cornerstone as at and for the year ended December 31, 1997 and the unaudited interim financial statements of Cornerstone as at and for the six months ended June 30, 1998;

     "Cornerstone Debt" means that certain indebtedness from Cornerstone to Atlas as evidenced by that certain Stock Purchase Agreement between Atlas and Cornerstone dated December 13, 1996, and the Cornerstone Financial Statements.

     "Cornerstone Shares" means all of the issued and outstanding common shares of Cornerstone Industrial Minerals Corporation, an Ontario corporation.

     "Bankruptcy Code" means the United States Bankruptcy Code, as amended.

     "Bankruptcy Case" means the case to be established in the United States Bankruptcy Court for the District of Colorado upon the filing of Atlas' petition for protection under chapter 11 of the Bankruptcy Code.

     "Confidential Information" has the meaning set forth in paragraph 13 below.

     "CUSA" means Cornerstone Industrial Minerals Corporation, U.S.A., an Oregon corporation formerly known as Atlas Perlite, Inc.. CUSA is a wholly-owned subsidiary of Cornerstone.

     "DIP Agreement" means the Agreement for Debtor In Possession Financing filed in the Bankruptcy Case.

     "Environmental Costs" means any clean-up costs, remediation, removal, or other response costs, legal expenses (including reasonable attorneys' fees), investigation costs (including reasonable fees of consultants, counsel and other experts in connection with any environmental investigation or testing), losses, liabilities, obligations, payments, fines, penalties (civil and criminal) and damages.

     "Environmental Law" means any federal, state, provincial, regional, territorial, municipal, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, relating to:

     (1) emissions, discharges, releases or threatened releases of Hazardous Substances into the natural or human environment, including, without limitation, air, soil, sediments, land surface or subsurface, surface water, ground water, buildings or facilities, treatment works, drainage systems or septic systems; or

     (2) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Substances; or

     (3)  mining or mined land reclamation; or

     (4) otherwise relating to the pollution or protection of health or safety or the environment, solid waste handling, treatment or disposal or operation or reclamation of mines.

     "Hazardous Substances" means (i) hazardous materials, pollutants, contaminants, constituents, toxic substances, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. (S) 1801 et seq., the Resource Conservation and Recovery
                             ------
     Act, 42 U.S.C. (S) 6901 et seq., the Comprehensive Environmental Response,
                             ------
     Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act 42 U.S.C. (S) 1906 et seq., the Clean Water Act, 333
                                            ------
     U.S.C. (S) 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. (S)
                     ------
     2601 et seq., and the Clean Air Act, 42 U.S.C. (S) 7401 et seq., (ii)
          ------                                             -------
     petroleum, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) asbestos and/or asbestos-containing materials, (v) PCBs, or PCB-containing materials or fluids, (vi) any other substance with respect to which any federal, state or local agency or other governmental entity may require either an environmental investigation or an environmental remediation, and (vii) any other hazardous or noxious substance, material, pollutant or solid or liquid waste that is required by, or forms the basis of liability under, any environmental law.

     "Henley Facility" means that facility for storing and shipping perlite located in Henley, Oregon, on land leased by CUSA.

     "Operating Permits" means all permits necessary for mining and processing operations for the Project.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Process Plant" means the plant for processing perlite ore located on the Process Plant Land.

     "Process Plant Land" means the land described in Schedule "B" covering approximately 26 acres in the northern outskirts of Lakeview, Oregon which includes approximately 700 feet of dedicated rail siding upon which a process plant is located for processing perlite ore mined from the Tucker Hill Property.

     "Project" means, collectively, the Process Plant, the Process Plant Land, the Henley Facility, and the Tucker Hill Property.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tucker Hill Property" means the land described in Schedule "B" consisting of 45 unpatented lode mining claims located in Lake County, Oregon.

2.   The Offer, Purchase and Sale of Cornerstone Shares.

     (1) Offer. Seven Peaks shall make the Offer for 100% of the Cornerstone Shares as soon as possible after all regulatory and court approvals are obtained, including the approval of the U.S. Bankruptcy Court and in any event, within [10] days of receipt of approval of the U.S. Bankruptcy Court. Seven Peaks covenants and agrees to use all reasonable efforts and to fully cooperate with Atlas to obtain the requisite regulatory and court approvals in order for the Offer to be made as provided for herein.

     (2) Conditions Precedent. Notwithstanding Paragraph 2(a), Seven Peaks shall not be required to make the Offer (and Seven Peaks may, without prejudice to any other rights, by written notice to Atlas, terminate this Agreement) if:

          (1) prior to the making of the Offer, (i) any act, action, suit or proceedings shall have been taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or person in Canada or elsewhere, whether or not having the force of law, or (ii) any law, regulation, rule or policy shall have been proposed, enacted, promulgated or applied:

               (1) to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to Seven Peaks of 100% of the Cornerstone Shares or the right of Seven Peaks to own or exercise full rights of ownership of 100% of the Cornerstone Shares, or

               (2) which, in the sole judgment of Seven Peaks, acting reasonably in the circumstances, if the Offer were consummated, would materially and adversely affect Cornerstone and its subsidiaries considered on a consolidated basis, provided, however, that Seven Peaks shall not be required to make the Offer as a result of any act, action, suit or proceeding taken by a Person only if such act, action, suit or proceeding shall have been resolved in favor of such Person as evidenced by an order, ruling or decision by any domestic or foreign court or tribunal or government agency or other regulatory authority or administrative agency or commission in Canada or elsewhere having jurisdiction in respect of Seven Peaks or the Offer, or if, in the opinion of counsel to Seven Peaks, acting reasonably, there is a reasonable risk that such act, action, suit or proceeding will be so resolved in favor of such Person;

          (2) at the time Seven Peaks proposes to make the Offer, there exists any prohibition at law against Seven Peaks making the Offer or taking up and paying for 100% of the Cornerstone Shares under the Offer;

          (3) except as previously disclosed in writing to Seven Peaks or except with the prior written approval of Seven Peaks, which approval will not be unreasonably withheld, subsequent to the date of this Agreement and prior to the making of the Offer, Cornerstone or any subsidiary of Cornerstone, shall have authorized or proposed, or shall have entered into any agreement, arrangement or understanding with respect to:

               (1) any take-over bid (other than the Offer), merger, amalgamation, plan of arrangement, reorganization or other business combination;

               (2) any acquisition or disposition of assets or securities in an amount exceeding $50,000;

               (3) any change in its capitalization including, but not limited to, any increase in its consolidated borrowings to an amount exceeding $50,000;

               (4)  any capital expenditures in an amount exceeding $50,000;

               (5) declaring or paying any dividend or declaring, authorizing or making any distribution of or on any of its securities whether payable in cash, securities or other property other than (A) regular cash dividends in amounts fixed by their terms or consistent with past practice or (B) any dividend or distribution by a subsidiary of Cornerstone to Cornerstone;

               (6) entering into, modifying or terminating any agreements or arrangements with its officers or employees except (A) as disclosed in writing to and acknowledged by Seven Peaks prior to the date of this Agreement, or (B) agreements or arrangements (other than agreements or arrangements in respect of share options or other rights or entitlements to acquire authorized and unissued Shares or relating to severance or termination or other rights related to a change of control) in the ordinary course of business and consistent with past practice;

               (7) any release or relinquishment not in the ordinary course of business of any material contractual rights;

               (8) the amendment of its articles or by-laws, or the issuance or purchase or other acquisition of any shares of its capital or any class of securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities;

               (9) agreeing or committing to the guarantee of payment of any indebtedness;

               (10) instituting, canceling or modifying any pension plans or other employee benefit arrangements;

               (11) any other change in the business, operations, affairs, assets, capitalization, financial condition, licenses, permits, rights or privileges, whether contractual or otherwise, of Cornerstone or any of its subsidiaries considered on a consolidated basis which, in the sole judgement of Seven Peaks, acting reasonably in the circumstances, could individually or in the aggregate, have a material adverse effect either on the value of Cornerstone and its subsidiaries considered on a consolidated basis or on the value of the Cornerstone Shares to Seven Peaks;

               (4) either Atlas or Cornerstone, prior to making the Offer, shall not have given Seven Peaks and its authorized agents reasonable ongoing access, upon reasonable notice to Atlas or Cornerstone, to all of Cornerstone's and its affiliates' personnel, assets, properties, books, records, agreements and commitments and, on terms mutually agreed by Seven Peaks and Cornerstone, to customers, and officers of Cornerstone, and shall not have reasonably co-operated with Seven Peaks and any such authorized agents in their due diligence investigations and furnished such persons with all material information with respect to Cornerstone and its subsidiaries and their ongoing operations and activities as Seven Peaks or such authorized agents may have reasonably requested, provided that Seven Peaks shall designate an individual or individuals to co-ordinate such access and further provided that Seven Peaks shall not unreasonably disrupt the normal business operations of Atlas or Cornerstone or its subsidiaries;

               (5) there shall have occurred or arisen (or there shall have been generally disclosed or discovered, if not previously disclosed in writing to Seven Peaks), any change (or any condition, event or development involving a prospective change) in the business, operations, affairs, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, financial condition, licenses, permits, rights or privileges, whether contractual or otherwise, or prospects of Cornerstone or any of its subsidiaries considered on a consolidated basis which, in the sole judgment of Seven Peaks, acting reasonably in the circumstances, has or may have a material adverse effect either on the value of Cornerstone and its subsidiaries considered on a consolidated basis or on the value of the Shares to Seven Peaks;

               (6) in the course of its due diligence investigations, prior to September 30, 1998, Seven Peaks shall have become aware of any fact or facts which in the aggregate, in its sole discretion, acting reasonably, have or may have a material adverse effect either on the value of Cornerstone and its subsidiaries considered on a consolidated basis or on the value of the Cornerstone Shares to Seven Peaks;

               (7) Cornerstone and its subsidiaries shall not have taken all steps reasonably requested by Seven Peaks in connection with the Offer, including, without limitation, any steps required to meet regulatory requirements, provided that such steps would not have any material adverse consequences to the holders of Cornerstone Shares or to Cornerstone or any of its subsidiaries if the Offer was not completed;

               (8) any representation or warranty of Atlas in this Agreement shall not have been, as of the date made, true and correct in all material respects, or Atlas or Cornerstone shall not have performed in all material respects any of their respective covenants or complied with any of their respective agreements to be performed and complied with by it under this Agreement;

               (9) at the time the Offer is made, the board of directors of Cornerstone shall not have announced that they are recommending that holders of the Cornerstone Shares accept the Offer, it being understood that, if practicable, it would be desirable for Cornerstone to mail the required Directors' Circular simultaneously with the Offer, provided that Seven Peaks has provided full particulars of the Offer and all such additional information as is required to be contained in a takeover bid circular not less than 15 days prior to the date the Offer is to be made.

     The foregoing conditions are for the sole benefit of Seven Peaks and may be waived by Seven Peaks in whole or in part at any time and shall be deemed to have been waived by it by the making of the Offer.

3.   Deposit and Closing of the Atlas Securities.

     (1) Deposit. Prior to making the Offer, the Atlas Securities will have been placed in a third party escrow account (subject to a reasonable escrow agreement to be prepared by counsel for both Parties) pursuant to the DIP Agreement. Atlas hereby irrevocably and unconditionally agrees that as soon as practicable after the Offer is made, it will comply immediately with the escrow instructions regarding to deposit under the terms of the Offer all of the Atlas Securities (the "Deposited

          Shares"), together with a duly completed and executed letter of transmittal (which letter shall include the instructions set forth in paragraph 3(c) below), and, in any event, on or before the fifth business day after the date of the Offer. Atlas hereby irrevocably and unconditionally agrees not to withdraw or take any action to withdraw any of the Deposited Shares deposited under the Offer notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which it might have, unless ordered otherwise in the Bankruptcy Case, or unless this Agreement is terminated in accordance with its terms prior to the taking up of the Deposited Shares under the Offer.

     (2) Taking Up and Closing. If the conditions precedent set forth in paragraph 2(b) of this Agreement are satisfied or waived by Seven Peaks such that the Offer is made, and the conditions contained in the Offer are satisfied or waived, then within 10 days after the expiry of the Offer, Seven Peaks will take up and pay for all of the Cornerstone Shares under the Offer (the "Closing").

     (3)  Distribution to Atlas.

          (1) Atlas shall direct the transfer agent that the amount payable to Atlas under the Offer for the Atlas Securities (the "Purchase Price") shall be distributed as follows:

               (A) The sum of US$350,000.00 of the Purchase Price will be placed in an interest bearing third party escrow account (subject to a reasonable escrow agreement to be prepared by counsel for both Parties) pending resolution of the litigation between Cornerstone and Wyant Machinery. Seven Peaks will cause Cornerstone to assign to Atlas as of the Closing all of Cornerstone's rights and obligations in the Wyant litigation. Atlas will use its reasonable best efforts to either litigate toward judgment or dismissal, or to negotiate a settlement of that litigation, but will not execute any settlement agreement until obtaining the written approval of Seven Peaks (which will not be unreasonably withheld). Seven Peaks will cooperate with Atlas in this process as reasonably requested by Atlas, pursuant to paragraph 10(c) hereof. Upon judgment, dismissal or settlement, the escrowed funds shall first be used to satisfy obligations to Wyant, and the balance shall be distributed to Atlas, provided that if Wyant is entitled to more than US $350,000 the excess shall be paid by Atlas, and if Wyant is required to pay damages all such damages shall be for Atlas' account.

               (B) The sum of US$84,000.00 of the Purchase Price will be placed in an interest bearing third party escrow account (subject to a reasonable escrow agreement to be prepared by counsel for both Parties) pending resolution of the Canadian goods and services tax audit. Atlas will use its best efforts to negotiate a reduction of that liability, but will not execute any settlement agreement until obtaining the written approval of Seven Peaks (which will not be unreasonably withheld). Upon resolution, the escrowed funds shall first be used to satisfy the tax obligations, and the balance shall be distributed to Atlas.

               (C) The outstanding balance of financing provided by Seven Peaks to Atlas, including principal and interest, under the DIP Agreement shall be deducted from the amount of the Purchase Price payable to Atlas and such deduction shall be paid to Seven Peaks.

               (D) The following portions of the Purchase Price will be placed in a third party escrow account unless previously paid (subject to a reasonable escrow agreement to be prepared by counsel for both Parties):

                    the sum of US$107,029.00 to pay the then existing penalties under the agreement between CUSA and Armstrong World Industries,

                    the sum of US$30,000.00 to pay the existing debt owed by Cornerstone to C&C Logging, Inc. under its Perlite Haulage Contract with Cornerstone,

                    the sum of US$129,000.00 of the Purchase Price to pay the commission due to Monarch Financial Corporation, and the sum of US$37,500 of the Purchase Price to pay Julian Garcia's severance pay if he does not remain an employee of CUSA after Closing.

               If Seven Peaks is able to negotiate a lesser amount payable to either Armstrong or C&C, one half of the savings will be distributed to Atlas and one half to Seven Peaks. If the amount payable to Monarch is less than $129,000, the balance will be distributed to Atlas. If Mr. Garcia remains an employee of CUSA after Closing the amount escrowed for his severance shall be distributed to Atlas.

          (2) Atlas shall direct the transfer agent that disbursement of the Purchase Price under 3(c)(i) above shall not occur until:

               (A) Atlas and Seven Peaks certify to the transfer agent that they have adjusted the amount of Cornerstone's debt to Atlas (the "Cornerstone Debt") such that the total amount paid by Seven Peaks for acquiring all of the Cornerstone Shares, plus the Cornerstone Debt, equals Four Million Dollars (U.S.); and that after such adjustment, the Cornerstone Debt has been further credited or debited as follows:

                    Atlas and Seven Peaks will review the amount of the accounts payable (except those set out in subparagraph 3(c)(i) above and except expenses incurred by Cornerstone in connection with the Offer) and accounts receivable plus cash of CUSA (without regard, however to any recoupable royalty accounts, which shall remain the property of CUSA)--if the liabilities (other than those hereinbefore excluded) exceed the receivables and cash, the excess will be credited against (subtracted from) the amount of the adjusted Cornerstone Debt, if the opposite occurs (receivables and cash exceed liabilities), the difference will be debited against (added
                    to) the amount of the adjusted Cornerstone Debt. All inventory at the Process Plant and the Henley Facility shall remain the property of CUSA; and

               (B) Seven Peaks has certified that Atlas has delivered to Seven Peaks the written resignations of the officers and directors of Cornerstone either nominated by Atlas or securing a dual role as either an officer or director of Cornerstone and Atlas, and a written quitclaim deed conveying to Seven Peaks the gross proceeds royalty previously reserved by Atlas in Atlas' December 13, 1996 Stock Purchase Agreement with Cornerstone.

4.   Representations of and Warranties Concerning the Transaction.

     (1) Representations and Warranties of Atlas. Atlas represents and warrants to Seven Peaks, subject to confirmation of this Agreement and any orders entered in the Bankruptcy Case, that the statements contained in this subparagraph 4(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this subparagraph 4(a)):

          (1) Organization of Atlas. Atlas is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          (2) Authorization of Transaction. Atlas has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duty authorized, executed and delivered by Atlas and constitutes the valid and legally binding obligation of Atlas, enforceable in accordance with its terms and conditions, subject to: (A) bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally; (B) the qualification that equitable remedies, including without limitation, specific performance and injunction, may be granted only in the discretion of a court of competent jurisdiction; and
               (C) the qualification that rights to indemnity may be limited by applicable law.

          (3) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate (A) any provision of the Articles of Incorporation or Bylaws of Atlas; (B) any provision of law; (C) any order of any court or other agency of government; (D) any provision of any indenture, agreement or other instrument to which Atlas, Cornerstone or CUSA is a party or by which the Project is bound; or (E) be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. To the knowledge of Atlas, there is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Atlas, Cornerstone or CUSA which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder.

          (4) Brokers' Fees. Atlas has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seven Peaks could become liable or obligated except as set forth in subparagraph 3(c)(i), above.

          (5) Atlas Securities. Atlas holds of record and owns beneficially all of the Atlas Securities, free and clear of any restrictions on transfer (other than restrictions under applicable securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims or demands (except as contemplated by the DIP Agreement) and no voting trust, proxy, or other agreement or understanding exists with respect to the voting of the Atlas Securities.

     (2) Representations and Warranties of Seven Peaks. Seven Peaks represents and warrants to Atlas that the statements contained in this paragraph 4(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this paragraph 4(b)) and will remain correct and complete until such time as Atlas has received all of the consideration to which it is entitled hereunder as set forth in paragraph 3:

          (1) Organization of Seven Peaks. Seven Peaks is a corporation duly organized, validly existing, and in good standing under the laws of the State of Kentucky.

          (2) Authorization of Transaction. Seven Peaks has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Seven Peaks and constitutes the valid and legally binding obligation of Seven Peaks, enforceable in accordance with its terms and conditions, subject to: (A) bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally
               (B) the qualification
               that equitable remedies, including, without limitation, specific performance and injunction, may be granted only in the discretion of a court of competent jurisdiction; and (C) the qualification that rights to indemnity may be limited by applicable law.

          (3) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate (A) the charter or bylaws of Seven Peaks;
               (B) any provision of law; (C) any order of any court or other agency of government; (D) any provision of any indenture, agreement or other instrument to which Seven Peaks is a party or by which its properties or assets are bound; or (E) be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. To the knowledge of Seven Peaks, there is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Seven Peaks which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder.

          (4) Brokers' Fees. Seven Peaks has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Atlas could become liable or obligated.

5. Pre-Offer Representations and Warranties Concerning Cornerstone. Atlas, in its capacity as a 61% shareholder of Cornerstone, represents and warrants to Seven Peaks that the statements contained in this paragraph 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the date of the Offer (as though made then and as though the date of the Offer were substituted for the date of this Agreement throughout this paragraph 5):

     (1)  Employees. Cornerstone has no employees.

     (2)  Subsidiaries. Cornerstone has no Subsidiaries except CUSA.

     (3) Business Activities. Cornerstone has conducted no business activity other than the ownership of CUSA since November 1995.

     (4)  Cornerstone Financial Statements. The Cornerstone Financial
          Statements:

               (1) have been prepared in accordance with Canadian generally accepted accounting principles, applied on a basis consistent with that of the preceding periods;

               (2)  are complete and accurate in all material respects;

               (3) accurately disclose the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Cornerstone and the results of the operations of Cornerstone, as at the dates thereof and for the periods covered thereby;

               (4) reflect all proper accruals as at the dates thereof and for the periods covered thereby of all amounts which, though not payable until a time after the end of the relevant period, are attributable to activities undertaken during, that period; and

               (5) contain or reflect adequate reserves for all liabilities and obligations of Cornerstone of any nature, whether absolute, contingent or otherwise, matured or unmatured, as at the date thereof

          No information has become available to Cornerstone that would render the Cornerstone Financial Statements incomplete or inaccurate. There have been no significant changes in Cornerstone's financial condition since June 30, 1998 as reflected in the Cornerstone Financial Statements.

     (5) Consents, Approvals. No consent, approval, license, order, authorization, regulation or declaration of, or filing with, any governmental authority or other Person is required by Atlas, Cornerstone or CUSA, in connection with (a) the Closing or (b) the execution and delivery by Atlas of this Agreement or the other documents to be delivered by Atlas to Seven Peaks hereunder or (c) the observance and performance by Atlas of its obligations under this Agreement or such other documents.

     (6) Non-Arm's Length Transaction. There does not exist any agreement, understanding or commitment giving rise to any material obligations, financial or otherwise, on the part of Cornerstone to Atlas or any of its affiliates (or any associates or insiders of any of the foregoing), other than the Cornerstone Debt.

     (7) Absence of Certain Changes or Events. To the best knowledge of Atlas, since September 15, 1998 and except as publicly disclosed, Cornerstone has conducted its business only in, and has not taken any actions except in, the ordinary course of business and in a manner consistent with past practice and has preserved substantially intact the business organization and relationships of Cornerstone and, since such date, there has not been any change in the working capital, assets, financial condition, results of operation, cash flows, business, liabilities or prospects of Cornerstone and its subsidiaries, taken as a whole, having a material adverse effect.

6. Closing Representations and Warranties Concerning Cornerstone. Atlas, in its capacity as a 61% shareholder of Cornerstone, represents and warrants to Seven Peaks that the statements contained in this paragraph 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this paragraph 6):

     (1) Organization, Qualification, and Corporate Power. Cornerstone is a corporation duly organized, validly existing, and in good standing under the laws of the Province of Ontario. Cornerstone is duly authorized to conduct business and is in good standing under the laws of the Province of Ontario. Cornerstone has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. No proceedings have been taken or authorized by Cornerstone or, to the best of Atlas's knowledge, any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of Cornerstone or with respect to any amalgamation, merger, consolidation, arrangement or reorganization relating to Cornerstone.

     (2) Capitalization. The Cornerstone Shares are the only issued and outstanding equity securities of Cornerstone and the Cornerstone Shares have been duly authorized, are validly issued, fully paid, and nonassessable. No Person has any agreement or any option, right or privilege capable of becoming an agreement for the purchase, subscription or issuance of any securities of Cornerstone or any securities convertible into or exchangeable for securities of Cornerstone, except (as disclosed on Schedule 5(b)) for options to directors and officers of Cornerstone to purchase 475,200 shares at C$0.15, however, Atlas shall request of each holder of such options that they voluntarily cancel and return their options to Atlas prior to Closing.

     (3) Brokers' Fees. Cornerstone does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (4) Environmental Compliance. To the knowledge of Atlas, there are no conditions or activities at or on the Project or elsewhere which would result in a violation of or liability under applicable Environmental Laws or result in Environmental Costs to Cornerstone, except for such matters as would not have a material adverse effect on the Project taken as a whole. To the knowledge of Atlas, there have been issued under applicable Environmental Laws no notices of violation or consent orders to which Cornerstone or the Project are subject, except for such matters as would not have a material adverse effect on the Project taken as a whole. There are no pending or, to the knowledge of Atlas, threatened proceedings by or before any court or other governmental authority against Cornerstone with respect to its operation or ownership of the Project alleged to be, or have been, in violation of, under, any Environmental Law, except for such matters as would not have a material adverse effect on the Project taken as a whole

7. Pre-Offer Representations and Warranties Concerning CUSA. Atlas, in its capacity as a 61% shareholder in Cornerstone, represents and warrants to Seven Peaks that the statements contained in this paragraph 7 are correct and complete as of the date of this Agreement and will be correct and complete as of the date of the Offer (as though made then and as though the date of the Offer were substituted for the date of this Agreement throughout this paragraph 7):

     (1) Royalties. Except as set forth in Schedule 6(a), to Atlas's knowledge there are no royalties or other burdens on production affecting the Tucker Hill Property.

     (2) Title to Claims. Except as disclosed in the "Title Report" of February 9, 1996 prepared for Atlas by Morrison & Foerster, LLP, to Atlas's knowledge, as to the unpatented mining claims comprising the Tucker Hill

          Property (the "Claims") subject to the paramount title of the United
          States:

               (1) CUSA is in exclusive possession thereof, and except as disclosed herein, the Claims are free and clear of all liens, encumbrances or other burdens on production or claims of third parties arising by, through or under CUSA;

               (2) since CUSA acquired the Claims, assessment work, intended in good faith to satisfy the requirements of state and federal laws and regulations and generally regarded in the mining industry as sufficient, for all assessment years up to and including the assessment year ending September 1, 1992, was timely performed on or for the benefit of the Claims and affidavits evidencing such work were timely recorded;

               (3) since CUSA acquired the Claims, claim rental and maintenance fees required to be paid under federal law in lieu of the performance of assessment work, in order to maintain the Claims commencing with the assessment year ending on September 1, 1993 and through the assessment year ending on September 1, 1999, have been timely and properly paid, and affidavits or other notices evidencing such payments and required under federal or state laws or regulations have been timely and properly filed or recorded;

               (4) since CUSA acquired the Claims, all filings with the Bureau of Land Management with respect to the Claims which are required under the Federal Land Policy and Management Act of 1976 have been timely and properly made, and

               (5) there are no actions or administrative or other proceedings pending or threatened against or affecting the Claims. Nothing herein shall be deemed a representation that any of the Claims contain a discovery of valuable minerals.

     (3) Title to Assets. Except as otherwise set forth or contemplated in the Title Report, or as disclosed herein, CUSA has good and marketable title to all of its assets (including, without limiting the generality of the foregoing, the Process Plant Land), free and clear of all liens, encumbrances or claims of third parties except for taxes due but not yet payable.

     (4) Material Contracts and Commitments. True and correct copies of all contracts, agreements, mortgages, indentures and leases (including equipment leases) to which CUSA is a party (collectively the "Contracts") have been provided by Atlas to Seven Peaks prior to the date hereof. To Atlas's knowledge, except as disclosed herein, CUSA has performed all material obligations required to be performed by it under the Contracts and is not in default, and will not be in default as a result of the consummation of the transactions contemplated herein, under any Contract or any license, judgment, injunction, decree, order, determination, restriction, or other instrument to which it is subject in connection with the Project, except for such matters as would not have a material effect on the Project taken as a whole.

     (5) Litigation and Claims. To the knowledge of Atlas, other than matters affecting the U.S. mining industry as a whole, there are no actions, suits or proceedings pending or threatened against or affecting the Project, including any actions, suits, or proceedings being prosecuted by any federal, state, or local department, commission, board, bureau, agency, or instrumentality. To the knowledge of Atlas, CUSA is not in any material default with respect to, or subject to, any order, writ, injunction, judgment or decree of any court or any federal, state or local department, commission, board, bureau, agency or instrumentality which relates to the Project.

     (6) Consents. CUSA has obtained all consents, approvals, authorizations, declarations, or filing required by any federal, state, local, or other authority, or any lenders, lessors, creditors, and other third parties in connection with the consummation of the transactions contemplated hereby.

     (7) Taxes. CUSA, so long as it has been in possession of the Project, has duly and timely filed, in correct form, all federal, state and local income, excise, property and other tax returns, reports or statements required to be filed by it with respect to the Project and has fully paid all taxes, fees, assessments, penalties, and interest due in respect of any such returns, reports, or statements, except for such matters as would not have a material adverse effect on the Project taken as a whole.

     (8) Undisclosed Liabilities. CUSA has no liabilities (whether accrued, absolute, contingent or otherwise, matured or unmatured) of any kind except:

          (1) liabilities disclosed or provided for in the Cornerstone Financial Statements; and

          (2) liabilities incurred in the ordinary course of business since June 30, 1998, which are consistent with past practice, are not, in the aggregate, material and adverse to CUSA or the Project and do not violate any covenant contained in this Agreement or constitute a breach of any representation or warranty made in or pursuant to this Agreement.

     (9)  Absence of Changes.  Since June 30, 1998:

          (1) CUSA has conducted its business in the ordinary course, has not incurred any debt, obligation or liability out of the ordinary course of business or of an unusual or extraordinary nature and has used its best efforts to preserve its business and assets;

          (2) there has not been any change in the condition of CUSA's business or assets other than changes in the ordinary course of business, and such changes have not, either individually or in the aggregate, been materially adverse and have not had nor may they be reasonably expected to have, either before or after Closing, a material adverse effect on the condition of CUSA's business or assets;

          (3) to Atlas's knowledge, there has not been any change in, or creation of, any applicable law, any termination, amendment or revocation of any licence or any damage, destruction, loss, labor dispute or other event, development or condition of any character (whether or not covered by insurance) which has had, or could have, a material adverse affect on CUSA's business or assets; and

          (4) there has not been any change in the accounting principles, policies, practices or procedures of CUSA or their application to CUSA.

     (10) Absence of Unusual Transactions.  Since June 30, 1998 CUSA has not:

               (1) transferred, assigned, sold or otherwise disposed of any of its assets or canceled any debts or claims other than in the ordinary course of business;

               (2) incurred or assumed any obligation or liability (fixed or contingent) other than obligations or liabilities included in the Cornerstone Financial Statements and obligations and liabilities incurred since June 30, 1998 in the ordinary course of business;

               (3) settled any liability, claim, dispute, proceedings, suit or appeal pending against it or against any of its assets;

               (4) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the Cornerstone Financial Statements and liabilities incurred since June 30, 1998;

               (5) made any material change with respect to any method of management operation or accounting in respect of its business;

               (6) waived or omitted to take any action in respect of any rights of substantial value or entered into any commitment or transaction if such loss, rights, commitment or transaction is or would be material in relation to its assets or business;

               (7) created any encumbrance on any of its assets or suffered or permitted any such encumbrance that has arisen on its assets since that date to remain;

               (8) modified, amended or terminated any contract, agreement or arrangement to which it is or was a party, or waived or released any right which it has or had, other than in the ordinary course of its business;

               (9) incurred any debt, liability or obligation for borrowed money, or incurred any other debt, liability or obligation except in the ordinary course of its business;

               (10) issued or sold any securities or issued, granted or
                    delivered any right, option or other commitment for the issuance of any securities;

               (11) declared or paid any dividend or other distribution in respect of any shares in its capital or purchased or redeemed any such shares;

               (12) modified, amended or terminated any contract, agreement or arrangement to which it is or was a party, or waived or released any right which it has or had, other than in the ordinary course of its business; or

               (13) authorized or agreed or otherwise become committed to do any of the foregoing.

     (11) Absence of Guarantees. CUSA has not given nor agreed to give, and is not a party to or bound by, any guarantee of indebtedness or other obligations of third parties nor any other commitment by which CUSA is, or is contingently, responsible for such indebtedness or other obligations.

     (12) Restrictions on Business. CUSA is not a party to any agreement, lease, mortgage, security document, obligation or instrument, or subject to any restriction in its articles, by-laws or its directors' or shareholders' resolutions or subject to any restriction imposed by any governmental authority or subject to any applicable law or order which could materially restrict or interfere with the conduct of its business or its use of assets or which could materially limit or restrict or otherwise adversely affect the shares or the assets or business of CUSA, other than statutory provisions and restrictions of general application to its business.

     (13) Conditions of Assets. All material tangible assets of CUSA, other than the Process Plant, are in good working condition and good repair, ordinary wear and tear excepted, and comply with all standards and requirements of all applicable governmental authorities. Both parties acknowledge that the Process Plant is not in good working condition, that Seven Peaks has fully inspected the Process Plant, that Seven Peaks accepts the Process Plant

          "As-is, Where-is, and with all faults," and that the foregoing sentence shall not apply to the Process Plant.

     (14) Insurance. CUSA is insured by reputable insurers against liability, loss and damage in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets, and such insurance coverage will be continued in full force and effect to and including the Closing. True and complete copies of all of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the assets and the business have been delivered to Seven Peaks. CUSA is not in default with respect to any of the provisions contained in any such insurance policy and there are no current claims that have not been settled or finally determined. All such policies of insurance are in full force and effect and CUSA is not in default, whether as to the payment of premium or otherwise, under the terms of any such policy.

     (15) No Expropriation. CUSA has not received any notice of expropriation of all or any of its assets and CUSA is not aware of any expropriation proceeding pending or threatened against or affecting its assets nor of any discussions or negotiations which could lead to any such expropriation.

     (16) Government Grants. There are no contracts or agreements relating to grants or other forms of assistance, including loans with interest at below market rates, received by CUSA from any governmental authority.

     (17) Restrictive Covenants. CUSA is not a party to or bound or affected by any commitment, agreement or document which limits the freedom of CUSA to compete in any line of business, transfer or move any of its assets or operations or which does or could adversely affect the business practices, operations or conditions of CUSA after the Closing.

     (18) Books and Records. Atlas has made available to Seven Peaks all books and records of or relating to CUSA. Such books and records fairly and correctly set out and disclose in all respects the financial position of CUSA in accordance with good business practice and all financial transactions relating to CUSA have been accurately recorded in such books and records. The books and records,

               (1) accurately reflect the basis for the financial condition of CUSA shown in the Cornerstone Financial Statements; and

               (2) together with all disclosures made in this Agreement or in the schedules hereto, present fairly the financial condition of CUSA as of and to the date hereof.

          No information, records or systems pertaining to the operation or administration of CUSA are in the possession of, recorded, stored, maintained by or otherwise dependent on any other person. Atlas has disclosed the existence of and made available for review by Seven Peaks all the books and records.

     (19) No Joint Venture Interests. CUSA has not nor has it agreed to become, a partner, member, owner, proprietor or equity investor of or in any partnership, joint venture co-tenancy or other similar jointly-owned business undertakings or to acquire or lease any other business operation and does not have any other significant investment interests in any similar business owned or controlled by any third party.

     (20) Bank Accounts. The name of each bank or other depository in which Cornerstone or CUSA maintains any bank account, trust account or safety deposit box has been delivered to Seven Peaks, along with the names of all persons authorized to draw thereon or who have access thereto.

8. Closing Representations and Warranties Concerning CUSA. Atlas, in its capacity as a 61% shareholder in Cornerstone, represents and warrants to Seven Peaks that the statements contained in this paragraph 8 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this paragraph
     8):

     (1) Permits and Licenses. A list of all currently active material permits, licenses, consents, approvals, authorizations, and qualifications obtained by CUSA in connection with its operations on the Tucker Hill Property as of the date of this Agreement, true and correct copies of each of which have been made available to Seven Peaks, is set forth on
          Schedule 6(b)(i); the only other permits, licenses, consents, approvals, authorizations and qualifications required in order to operate the Project in the normal course of business are set forth in
          Schedule 6(b)(ii). To Atlas's knowledge,

          CUSA's ownership and operation of the Tucker Hill Property is not in violation of and has resulted in no liability (other than liability for compliance with existing permits and laws, including but not limited to performance of reclamation) under any statute, rule or regulation of any governmental authority applicable to the Tucker Hill Property, other than violations or liability, if any, which have not resulted and would not be reasonably expected to result in any material loss or liability.

     (2) Environmental Compliance. To the knowledge of Atlas, there are no conditions or activities at or on the Project which would result in a violation of or liability under applicable Environmental Laws or result in Environmental Costs to CUSA, except for such matters as would not have a material adverse effect on the Project taken as a whole. To the knowledge of Atlas, there have been issued under applicable Environmental Laws no notices of violation or consent orders to which CUSA (with respect to its operations at the Project) or the Project are subject, except for such matters as would not have a material adverse effect on the Project taken as a whole. There are no pending or, to the knowledge of Atlas, threatened proceedings by or before any court or other governmental authority against CUSA with respect to its operation or ownership of the Project alleged to be, or have been, in violation of, under, any Environmental Law, except for such matters as would not have a material adverse effect on the Project taken as a whole.

     (3) Legality. To the knowledge of Atlas, CUSA's operations on the Project have been conducted in material compliance with applicable laws, rules, ordinances and other governmental regulations, including, without limitation, those relating to zoning, condemnation, mining, reclamation, environmental matters, equal employment, and federal. state, or local health and safety laws, rules, and regulations, except for such violations as would not materially adversely affect the Project.

9. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (1) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including obtaining approval of this Agreement in the Bankruptcy Case.

     (2) Notices and Consents. Each of the Parties will (and Atlas will use its reasonable best efforts cause Cornerstone and CUSA to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any required authorizations, consents, and approvals of governments and governmental agencies in connection with the transactions contemplated by this Agreement.

     (3) Operation of Business. Atlas, in its capacity as a 61% shareholder of Cornerstone, will use its reasonable best efforts not to cause or permit Cornerstone or CUSA to engage in any practice, take any action, or enter into any transaction outside the ordinary course of business of Cornerstone or CUSA consistent with the past practice and custom of Cornerstone or CUSA.

     (4) Full Access for Due Diligence. Atlas, in its capacity as a 61% shareholder of Cornerstone, will use its reasonable best efforts to cause Cornerstone and CUSA to permit Seven Peaks and its Representatives to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Cornerstone and CUSA, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Cornerstone and CUSA, which may relate, in the good faith judgment of Seven Peaks, to the titles held by Cornerstone and CUSA and to its properties, to the financial condition of Cornerstone and CUSA, to environmental matters related to Cornerstone and CUSA and its properties, and to the ore reserve calculations of Cornerstone and CUSA. Seven Peaks and Atlas hereby acknowledge and agree that Atlas makes no representation or warranty as to the reliability, accuracy or completeness of any of the information or data referred to in this paragraph. Seven Peaks (and its Representatives) will treat and hold as Confidential Information any and all information received from Atlas, Cornerstone and CUSA and their Representatives in the course of the review contemplated by this paragraph.

     (5) Exclusivity. Unless and until this Agreement is terminated prior to the Cornerstone Shares being taken up under paragraph 3(b) or until Seven Peaks withdraws the Offer, Atlas will not (and will use its reasonable best efforts to not cause or permit Cornerstone and CUSA
          to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of Cornerstone and CUSA (including any acquisition structured as a merger, consolidation or share exchange), unless such proposal or offer pertains to Atlas as a whole and is made subject to this Agreement.

10. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

     (1) General. In case at any time after the Offer is made any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification hereunder).

     (2) Corporate Records. As soon as practicable after the Cornerstone Shares are taken up, Atlas shall deliver to Seven Peaks all corporate records of Cornerstone and CUSA which are maintained by Atlas or its agents or Affiliates provided that Seven Peaks and Atlas shall coordinate and agree upon a mutually acceptable schedule for the assembly and delivery of such documents; thereafter, Seven Peaks shall afford Atlas reasonable access to such documents upon reasonable notice and during regular business hours.

     (3) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing involving Cornerstone or CUSA, the other Party shall cooperate (without subpoena) with it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books, records and properties as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor hereunder).

11. Survival of Representations and Warranties. The representations and warranties of Seven Peaks and Atlas contained herein shall survive the Closing for a period of two years.

12.  Termination.

     (1) Termination of Agreement by the Parties. The Parties may terminate this Agreement as provided below:

          (1) Seven Peaks and Atlas may terminate this Agreement by mutual written consent at any time prior to the Closing; or

          (2) Seven Peaks may terminate this Agreement by giving written notice to Atlas at any time prior to the Closing in the event Atlas has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seven Peaks has notified Atlas of the breach, and Atlas has not disputed the existence or nature of such breach or such breach has not been cured by the Automatic Termination Date; or

          (3) Atlas may terminate this Agreement by giving written notice to Seven Peaks at any time prior to the Closing in the event Seven Peaks has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Atlas has notified Seven Peaks of the breach, and Seven Peaks has not disputed the existence or nature of such breach or such breach has not been cured by the Automatic Termination Date.

     (2) Automatic Termination. This Agreement shall automatically terminate, without further action on the part of either Party in the event that:

          (1)  the Offer has not been made on or before December 31, 1998;

          (2) the Offer does not substantially conform with the description in Schedule A;

          (3) Cornerstone Shares deposited under the Offer (including the Atlas Securities) have not, for any reason whatsoever (other than that all the terms and conditions of the Offer have not been complied with or waived by Seven Peaks), been taken up and paid for on or before the expiry of ten days after the expiry of the Offer.

          (4)  Closing has not occurred within 90 days after the Offer is made.

     (3) Effect of Termination. If either Party terminates this Agreement (or if it terminates automatically) pursuant to this paragraph all rights and obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party except for any liability of any Party then in breach, and Seven Peaks shall have only the rights and Atlas the obligations set forth in the DIP Agreement; however, if Seven Peaks terminates this Agreement without cause after 90% of the Cornerstone Shares have been deposited under the Offer, Atlas shall be entitled to retain the first $250,000.00 provided by Seven Peaks under the DIP Agreement, plus interest thereon, with any remaining advances under the DIP Agreement refunded to Seven Peaks as provided in the DIP Agreement.

13. Confidentiality. Seven Peaks acknowledges that any and all information concerning the businesses, properties and affairs of Atlas which is disclosed to Seven Peaks or its Representatives by Atlas or its Representatives or by Cornerstone or its Representatives, or which is discovered by Seven Peaks or its Representatives in the course of its due diligence constitutes the unique, proprietary and confidential information of Atlas (collectively "Confidential Information"). Notwithstanding the foregoing, however, "Confidential Information" shall not include any information or data which is in, or becomes a part of, the public domain by any means other than the breach by Seven Peaks or its Representatives of the obligations hereunder. Until the earlier to occur of the Closing or the second anniversary of the Termination of this Agreement pursuant to paragraph 12 hereof Seven Peaks shall maintain all Confidential Information disclosed to or received by it pursuant to this Agreement in confidence and shall not disclose the same to any third party unless required to do so by court order or by law, in which case Seven Peaks shall notify Atlas, in writing, prior to making such disclosure and shall cooperate with Atlas to preserve and protect the confidentiality of the Confidential Information to the fullest extent possible. Additionally, except as specifically contemplated by this Agreement, Seven Peaks shall not utilize any Confidential Information for its own benefit or for the benefit of any other party. If this Agreement is terminated, for any reason whatsoever, Seven Peaks and its Representatives will return to Atlas all tangible embodiments (and all copies) of the Confidential Information which are in their possession.

14.  Miscellaneous.

     (1) Disclosure of Information Concerning Cornerstone and CUSA. Atlas has instructed its representatives, and to the extent it is able to do so the representatives of Cornerstone and CUSA to answer questions concerning the businesses, affairs, operations and properties of CUSA which are addressed to them by Seven Peaks and its Representatives during the course of the due diligence conducted by Seven Peaks. Additionally, Atlas has instructed its Representatives and the Representatives of Cornerstone and CUSA to provide to Seven Peaks and its Representatives copies of documents requested by Seven Peaks and its Representatives in the course of the due diligence conducted by Seven Peaks and to otherwise cooperate with and assist Seven Peaks and its Representatives in such due diligence efforts. The Parties acknowledge and agree that all such information and documents are Confidential Information.

     (2) Press Releases and Public Announcements. Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure) or if such disclosure is made pursuant to the requirements of the U.S. Bankruptcy Code or a court order in the Bankruptcy Case.

     (3) Entire Agreement. This Agreement (including the DIP Agreement and the Schedules referred to herein) constitutes the entire agreement among the Parties and their Affiliates in regard to the subject matter hereof and supersedes any prior understandings, agreements, or representations (specifically including the Confidentiality Agreement of August 26, 1998) by or among the Parties or their Affiliates, written or oral, to the extent they relate in any way to the subject matter hereof.

     (4) Succession anti Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

     (5) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (6) Headings. The paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (7) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if sent by prepaid overnight courier or transmitted by telecopier addressed to the intended recipient as set forth below:

If to Atlas:
     Atlas Corporation
     Republic Plaza, Suite 3050
     370 17/th/ Street
     Denver, Colorado 80202
     Attention: Gregg Shafter, President
     Telecopier No.: (303) 629-2445

     with a copy to :

     Harvey Sender, Esq.
     John B. Wasserman, Esq.
     Sender & Wasserman, P.C.
     1999 Broadway, Suite 2305
     Denver, Colorado 80202
     Telecopier No.: (303) 296-7600

If to Seven Peaks:

     Seven Peaks Mining, Inc.
     1500 North Big Run Road
     Ashland, Kentucky 41102
     Attention: Michael Stanley, President
     Telecopier No.: (606) 928-0450

     with a copy to:

     Robert A. Bassett
     Dorsey & Whitney LLP
     Republic Plaza, Suite 4400
     370 17/th/ Street
     Denver, Colorado 80202
     Telecopier No.: (303) 629-3450

Any notice, request, demand, claim, or other communication hereunder sent to the intended recipient at the address set forth above shall be deemed to have been duly given on the business day following the day upon which it is given to the courier or on the day (or the next business day if such day is not a business day) upon which it is telecopied. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (8) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

     (9) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Seven Peaks and Atlas. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (10) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (11) Expenses. Each of Seven Peaks and Atlas will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     (12) Currency. All dollar amounts contained herein are expressed in lawful currency of the United States of America except as specifically set forth herein.

     (13) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "Including" shall mean including without limitation.

     (14) Incorporation of Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (15) Arbitration of Disputes.

          (1) Unresolved Disputes. Any disagreement or dispute arising out of or relating to this Agreement, its existence, interpretation, performance or enforcement (including but not limited to the existence of a default) not resolved by the Parties within fifty
               (50) days after the date on which one party notifies the other of any such disagreement or dispute shall be settled by arbitration in accordance with this paragraph.

          (2) Rules. Matters subject to arbitration shall be settled by arbitration before one disinterested person who shall arbitrate the dispute in Denver, Colorado, in accordance with the commercial arbitration rules of the American Arbitration Association in effect at the time of arbitration. In the event of a conflict between those commercial arbitration rules and this paragraph, this paragraph shall control. The judgment of the arbitrator as to such matters shall be binding upon the parties to this Agreement, and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction under the provision of the Colorado Revised Statutes pertaining to arbitration and award as they may be amended from time to time.

          (3) Demand. To demand arbitration any party (the "demanding party") shall give written notice to the other party (the "responding party"). Such notice shall specify the nature of the issues in dispute, the amount involved, and the remedy requested. Within twenty (20) days of the receipt of the notice, the responding party shall answer the demand in writing, specifying the issues that party disputes. The parties shall thereupon each select one arbitrator, who shall be qualified by skill and experience in the subject matter under dispute. Within fifteen (15) days thereafter, the two party appointed arbitrators shall jointly select the disinterested person arbitrator who shall be similarly qualified.

          (4) Proceedings. Within twenty (20) days after the third arbitrator has been selected or appointed, each party to the dispute shall submit to the arbitrator a written statement of its position as to the matter being arbitrated, including its position on the necessity for discovery or a formal hearing. The arbitrator shall, within fifteen (15) days after submission of statements, establish a schedule for the arbitration proceedings and issues orders relating to the conduct of such proceedings, governing, among other matters, the extent and nature of any discovery to be allowed and the necessity of a formal hearing. If a hearing is held, the arbitrator shall issue a decision as to the resolution of the dispute within fifteen (15) days after the hearing. All costs, expenses and fees, plus reasonable attorneys' fees, shall be recoverable by or paid to the substantially prevailing party in any dispute resolved by arbitration.

15. Nothing contained in this Agreement shall require Atlas to request any director or officer of Cornerstone to take any action or to refrain from taking any action as a director or officer of Cornerstone or to act otherwise than in accordance with such person's fiduciary duties as a director and/or officer of Cornerstone. For greater certainty, nothing contained herein will prevent Cornerstone from: (i) responding as required by applicable law to any unsolicited expression of interest, proposal or offer, (ii) making such disclosure which in the judgment of the board of directors of Cornerstone upon the advice of counsel is required by law to the extent required to satisfy the fiduciary obligations of the members of such board of directors, or (iii) withdrawing or modifying any recommendation or otherwise fulfilling the fiduciary duties of the members of the board of directors of Cornerstone (including the Atlas representatives thereon) to Cornerstone and its shareholders in relation to the transaction if to do so would, in the opinion of the board of directors of Cornerstone (upon the advice of counsel), be a proper exercise of such directors' fiduciary duties.

16. THIS AGREEMENT AND ATLAS' CONSUMMATION OF THE TRANSACTION CONTEMPLATED HEREIN ARE SUBJECT TO APPROVAL OF THE U.S. BANKRUPTCY COURT FOR THE DISTRICT OF COLORADO

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives upon the date first herein written.


                                   SEVEN PEAKS MINING, INC.


                                   By:   ___________________________________
                                         Michael Stanley, President


                                   ATLAS CORPORATION


                                   By:   ___________________________________
                                         Gregg Shafter, President